Exhibit 99.2

Starbucks Announces Additional Share Repurchase Authorization

SEATTLE, July 23, 2015 - Starbucks Corporation (NASDAQ: SBUX) today announced that its Board of Directors has authorized the repurchase of an additional 50 million shares of the Company's common stock under its ongoing share repurchase program. This authorization has no expiration date and is in addition to the 11 million shares that remained available for repurchase as of June 28, 2015 under an existing authorization.

“Since the Company's share repurchase program was authorized in September of 2001, Starbucks has repurchased more than 430 million shares at a cost of $7.4 billion under authorizations through June 28, 2015,” said Scott Maw, Starbucks chief financial officer. “This additional authorization reflects the ongoing strength of Starbucks balance sheet and operating cash flow, which allows us to support our global growth and return value to our shareholders through the payment of quarterly dividends and share repurchases."

Shares will continue to be repurchased in the open market at times and amounts considered appropriate by the Company based on several factors including price and market conditions. The Company may also repurchase shares through trading plans entered into pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at https://news.starbucks.com/.

Starbucks Contact, Investor Relations: JoAnn DeGrande, 206-318-7118 investorrelations@starbucks.com	Starbucks Contact, Media: Linda Mills, 206-318-7100 press@starbucks.com

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